Exhibit 10.63

February 11, 2013

John Pappajohn

666 Walnut Street, Ste 2116

Des Moines, IA 50309

Re:	Amendment to Warrants to Purchase Stock of Cancer Genetics, Inc.

Dear John:

This letter agreement will memorialize your agreement with respect to the anti-dilution adjustments in certain warrants held by you. As of the date hereof, you hold warrants to purchase certain shares of the Common Stock of Cancer Genetics, Inc. (the “Company”). Certain of such warrants adjust as to price and/or number of shares based on the initial public offering price of our common stock in our initial public offering.

Subject only to the consummation of an initial public offering of the Company’s common stock within the next 60 days, you hereby irrevocably agree to limit the anti-dilution adjustments to $6.00, so that you will receive no further benefit in the warrant exercise price nor in the number of shares you may purchase if our public offering price is less than $6.00. Accordingly, notwithstanding anything to the contrary in the various warrant agreements, the warrants you currently own would represent in the aggregate warrants to purchase 2,619,197 shares of our common stock at $6.00 per share if the initial public offering price were $6.00 per share, and they would also represent in the aggregate warrants to purchase the same number of shares of our common stock at $6.00 per share if the initial public offering price were less than $6.00 per share, and you would be entitled to no further adjustments based on future issuances of our common stock at a price of less than $6.00 per share.

Very truly yours,

/s/ Panna L. Sharma

Panna L. Sharma

President and CEO

Agreed to and Accepted by:

/s/ John Pappajohn

John Pappajohn